UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                               ---------------------------------
                                                         OMB APPROVAL
                                               ---------------------------------
                                               OMB Number:             3235-0145
                                               Expires:        December 31, 2005
                                               Estimated average burden
                                               hours per response.............11

                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                              (Amendment No. 1)*


                           CRITICAL THERAPEUTICS INC.

--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $0.001 par value per share

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   22674T 10 5

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 20, 2005

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 22674T 10 5                      13G               Page 1  of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                  HealthCare Ventures VI, L.P.
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          4,058,432
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            4,058,432
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         4,058,432
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.93%


--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                  PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.22674T 10 5                       13G               Page 2 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                  HealthCare Partners VI, L.P.
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          4,058,432
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            4,058,432
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         4,058,432
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.93%


--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                  PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22674T 10 5                13G                      Page 3 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                  HealthCare Ventures VII, L.P.
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,478,103
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,478,103
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         1,478,103
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         4.34%


--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                  PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22674T 10 5                  13G                    Page 4 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                  HealthCare Partners VII, L.P.
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,478,103
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,478,103
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         1,478,103
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         4.34%


--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                  PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22674T 10 5                  13G                    Page 5 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                  James H. Cavanaugh, Ph.D.
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          5,536,535
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            5,536,535
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


5,536,535
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         16.28%


--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22674T 10 5                  13G                    Page 6 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                  Harold R. Werner
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          5,536,535
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            5,536,535
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         5,536,535
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         16.28%


--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22674T 10 5                  13G                    Page 7 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                  William Crouse
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          4,058,432
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            4,058,432
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                  4,058,432
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.93%


--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22674T 10 5                  13G                    Page 8 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                  John W. Littlechild
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          5,536,535
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            5,536,535
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         5,536,535
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         16.28%


--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22674T 10 5                  13G                    Page 9 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                  Christopher Mirabelli, Ph.D.
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          5,536,535
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            5,536,535
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  5,536,535
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         16.28%


--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22674T 10 5                  13G                   Page 10 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                  Augustine Lawlor
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          5,536,535
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            5,536,535
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


5,536,535
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         16.28%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22674T 10 5                  13G                   Page 11 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                  Eric Aguiar, Ph.D.
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          5,536,535
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            5,536,535
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


5,536,535
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         16.28%


--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22674T 10 5                     13G                Page 12 of 15 Pages


Item 1(a).  Name of Issuer:


                           Critical Therapeutics, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                           60 Westview Street
                           Lexington, MA  02421

            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            HealthCare Ventures VI, L.P. ("HCV VI"), HealthCare Partners VI, L.P. ("HCP VI"), HealthCare Ventures VII, L.P. (HCV VII"), HealthCare Partners VII, L.P. ("HCP VII"), Drs. Cavanaugh, Mirabelli and Aguiar, and Messrs. Werner, Littlechild, Crouse and Lawlor. See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them(1).

            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The business address for HCV VI, HCP VI, HCV VII, HCP VII, Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Drs. Mirabelli and Aguiar and, Messrs. Littlechild and Lawlor is 55 Cambridge Parkway, Suite 301, Cambridge, Massachusetts 02142.

            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            HCV VI,HCP VI, HCV VII, and HCP VII are limited partnerships organized under the laws of the State of Delaware. Drs. Cavanaugh, Mirabelli and Aguiar and, Messrs. Werner, Littlechild, Crouse and Lawlor are each United States citizens.

            --------------------------------------------------------------------

--------
(1) Drs. Cavanaugh, Mirabelli and Aguiar and, Messrs. Werner, Littlechild, and Lawlor are general partners of HCP VI and HCP VII, the general partners of HCV VI and HCV VII, respectively, the record holder of the Issuer's Common Stock reported hereto. In addition, Mr. Crouse is a general partner of HCP VI, the general partner of HCV VI, the record holder of the Issuer's Common Stock reported hereto.

CUSIP No. 22674T 10 5                     13G                Page 13 of 15 Pages


            --------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:


            Common Stock par value $0.001 (the "Shares")
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            22674T 10 5

            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable
                                                           --------------

     (a)       [_] Broker or dealer registered under Section 15 of the Exchange
                   Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)       [_] Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act.

     (d)       [_] Investment company registered under Section 8 of the
                   Investment Company Act.

     (e)       [_] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

     (f)       [_] An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

     (g)       [_] A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G);

     (h)       [_] A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;

     (i)       [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 22674T 10 5                   13G                  Page 14 of 15 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

                  As of the date of this filing:

                  HCV VI and HCP VI,owned 4,058,432 Shares of the Issuer's Common Stock.

                  HCV VII and HCP VII owned 1,478,103 Shares of the Issuer's Common Stock consisting of 1,094,891 Shares of the Issuer's Common Stock and an immediately exercisable Warrant to purchase 383,212 Shares of the Issuer's Common Stock.

                  Drs. Cavanaugh, Mirabelli and Aguiar and, Messrs Werner, Littlechild and Lawlor each beneficially owned 5,536,535 Shares of the Issuer's Common Stock, consisting of 5,153,323 Shares of the Issuer's Common Stock and an immediately exercisable Warrant to purchase 383,212 Shares of the Issuer's Common Stock.

                  Mr. Crouse beneficially owned 4,058,432 Shares of the Issuer's Common Stock.
          ----------------------------------------------------------------------

     (b) Percent of class:

                  As of the date of this filing (taking into consideration that approximately 34,000,000 Shares of the Issuer's Common Stock are issued and outstanding):

                  The 4,058,432 Shares beneficially owned by HCV VI, HCP VI and Mr. Crouse constituted 11.34% of the Shares outstanding.

                  The 1,478,103 Shares beneficially owned by HCV VII and HCP VII constituted 4.34% of the Shares outstanding.

                  The 5,536,535 Shares beneficially owned by Drs. Cavanaugh, Mirabelli and Aguiar and, Messrs. Werner, Littlechild and Lawlor constituted 16.28% of the Shares outstanding.

          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

             (i)  Sole power to vote or to direct the vote: None

CUSIP No. 22674T 10 5                   13G                  Page 15 of 15 Pages


            (ii)  Shared power to vote or to direct the vote:

                  HCV VI, HCP VI, Drs. Cavanaugh, Mirabelli and Aguiar and, Messrs. Werner, Crouse, Littlechild and Lawlor share the power to vote or direct the vote of those Shares owned by HCV VI.

                  HCV VII, HCP VII, Drs. Cavanaugh, Mirabelli and Aguiar and, Messrs. Werner, Littlechild and Lawlor share the power to vote or direct the vote of those Shares owned by HCV VII.

          (iii)   Sole power to dispose or to direct the disposition of: None


           (iv)   Shared power to dispose or to direct the disposition of:

                  HCV VI, HCP VI, Drs. Cavanaugh, Mirabelli and Aguiar and, Messrs. Werner, Littlechild, Crouse and Lawlor share the power to dispose of or direct the disposition of those Shares owned by HCV VI.

                  HCV VII, HCP VII, Drs. Cavanaugh, Mirabelli and Aguiar and, Messrs. Werner, Littlechild and Lawlor share the power to dispose of or direct the disposition of those Shares owned by HCV VII.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                           Not Applicable
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


                           Not Applicable.
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


                           Not Applicable.
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.


                           Not Applicable.
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.


                           Not Applicable.
          ----------------------------------------------------------------------

Item 10. Certifications. By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 22, 2005             HealthCare Ventures VI, L.P.
Princeton, New Jersey     By: its General Partner, HealthCare Partners VI, L.P.


                          By: /s/ JEFFREY STEINBERG
                              -------------------------------------------------
                              Jeffrey Steinberg, Administrative Partner

June 22, 2005             HealthCare Partners VI, L.P.
Princeton, New Jersey


                          By: /s/ JEFFREY STEINBERG
                              -------------------------------------------------
                              Jeffrey Steinberg, Administrative Partner


June 22, 2005             HealthCare Ventures VII, L.P.
Princeton, New Jersey     By: its General Partner, HealthCare Partners VII, L.P.


                          By: /s/ JEFFREY STEINBERG
                              --------------------------------------------------
                              Jeffrey Steinberg, Administrative Partner


June 22, 2005             HealthCare Partners VII, L.P.
Princeton, New Jersey


                          By: /s/ JEFFREY STEINBERG
                              --------------------------------------------------
                              Jeffrey Steinberg, Administrative Partner


                               /s/ JEFFREY STEINBERG
                               ATTORNEY-IN-FACT
June 22, 2005                  -------------------------------------------------
Princeton, New Jersey          James H. Cavanaugh, Ph.D


                               /s/ JEFFREY STEINBERG
                               ATTORNEY-IN-FACT
June 22, 2005                  -------------------------------------------------
Princeton, New Jersey          Harold Werner


                               /s/ JEFFREY STEINBERG
                               ATTORNEY-IN-FACT
June 22, 2005                  -------------------------------------------------
Princeton, New Jersey          William Crouse


                               /s/ JEFFREY STEINBERG
                               ATTORNEY-IN-FACT
June 22, 2005                  -------------------------------------------------
Cambridge, Massachusetts       John W. Littlechild


                               /s/ JEFFREY STEINBERG
                               ATTORNEY-IN-FACT
June 22, 2005                  -------------------------------------------------
Cambridge, Massachusetts       Christopher Mirabelli, Ph.D.


                               /s/ JEFFREY STEINBERG
                               ATTORNEY-IN-FACT
June 22, 2005                  -------------------------------------------------
Cambridge, Massachusetts       Augustine Lawlor

                               /s/ JEFFREY STEINBERG
                               ATTORNEY-IN-FACT
June 22, 2005                  -------------------------------------------------
Cambridge, Massachusetts       Eric Aguiar, Ph.D.

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G


         The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Critical Therapeutics, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.


June 22, 2005             HealthCare Ventures VI, L.P.
Princeton, New Jersey     By: its General Partner, HealthCare Partners VI, L.P.



                          By: /s/ JEFFREY STEINBERG
                              --------------------------------------------------
                              Jeffrey Steinberg, Administrative Partner

June 22, 2005             HealthCare Partners VI, L.P.
Princeton, New Jersey


                          By: /s/ JEFFREY STEINBERG
                              --------------------------------------------------
                              Jeffrey Steinberg, Administrative Partner

June 22, 2005             HealthCare Ventures VII, L.P.
Princeton, New Jersey     By: its General Partner, HealthCare Partners VII, L.P.



                          By: /s/ JEFFREY STEINBERG
                              --------------------------------------------------
                              Jeffrey Steinberg, Administrative Partner

June 22, 2005             HealthCare Partners VII, L.P.
Princeton, New Jersey


                          By: /s/ JEFFREY STEINBERG
                             ---------------------------------------------------
                             Jeffrey Steinberg, Administrative Partner


                             /s/ JEFFREY STEINBERG
                             ATTORNEY-IN-FACT
June 22, 2005                ---------------------------------------------------
Princeton, New Jersey        James H. Cavanaugh, Ph.D


                             /s/ JEFFREY STEINBERG
                             ATTORNEY-IN-FACT
June 22, 2005                ---------------------------------------------------
Princeton, New Jersey        Harold Werner

                             /s/ JEFFREY STEINBERG
                             ATTORNEY-IN-FACT
June 22, 2005                ---------------------------------------------------
Princeton, New Jersey        William Crouse


                             /s/ JEFFREY STEINBERG
                             ATTORNEY-IN-FACT
June 22, 2005                ---------------------------------------------------
Cambridge, Massachusetts     John W. Littlechild


                             /s/ JEFFREY STEINBERG
                             ATTORNEY-IN-FACT
June 22, 2005                ---------------------------------------------------
Cambridge, Massachusetts     Christopher Mirabelli, Ph.D.


                             /s/ JEFFREY STEINBERG
                             ATTORNEY-IN-FACT
June 22, 2005                ---------------------------------------------------
Cambridge, Massachusetts     Augustine Lawlor


                             /s/ JEFFREY STEINBERG
                             ATTORNEY-IN-FACT
June 22, 2005                ---------------------------------------------------
Cambridge, Massachusetts     Eric Aguiar, Ph.D.





Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).